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FAR EAST ENERGY CORPORATION

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY URGES STOCKHOLDERS TO VOTE FOR

BOARD’S DIRECTOR NOMINEES

Says Now Is Not The Time To Change The Far East Energy Team

HOUSTON, Texas. December 11, 2006 – Far East Energy Corporation (OTC Bulletin Board: FEEC) said today that it has distributed a letter to stockholders noting that the Annual Meeting of Stockholders is now just days away. In the letter, CEO and President Michael R. McElwrath said, “We are now embarked upon a critical drilling program involving complex reservoir engineering. Your Board intends to ramp up that drilling pace.”

McElwrath also said that, “Turning over the Board to the Sofaer Group will be harmful to your Company’s program to build stockholder value.” He urged stockholders to vote today.

The full text of the letter follows:

ATTENTION FAR EAST ENERGY STOCKHOLDERS:

THE ANNUAL MEETING OF STOCKHOLDERS IS NOW JUST DAYS AWAY!

YOUR VOTE FOR YOUR BOARD’S NOMINEES IS CRITICAL!

NOW IS NOT THE TIME TO CHANGE THE FAR EAST ENERGY TEAM.

•	We are now embarked upon a critical drilling program involving complex reservoir engineering and calling upon every bit of the 170 years of combined energy experience of our six nominees.

•	In the past three years, we have drilled ten wells, or an average of one well every 3.6 months. Your Board intends to substantially ramp up that drilling pace.

•	The four horizontal wells we have drilled so far are roughly 25% of all horizontal CBM wells ever drilled in China.

•	We expect to move the Company toward the use of debt-type financing as soon as our results allow.

•	We have rigorous approval controls in place for both capital and overhead costs and are lowering our drilling costs with each new well.

•	Turning over the Board to the Sofaer Group will be harmful to your Company’s program to build stockholder value.

•	If elected, the Sofaer nominees could disrupt the carefully cultivated relationships with the Chinese government and the Chinese energy industry that are critical to our success.

We need you, our valued stockholder, to help keep our momentum going. Here is what you can do TODAY:

You may be able to vote by Internet or telephone. Please review your WHITE proxy card to see if those means are available. If so, this is the best way to ensure that your vote is received in time to be counted at the meeting. Please follow the instructions to vote FOR your Board’s nominees at the December 15, 2006 Annual Meeting of Stockholders.

Otherwise, please sign, date and return the WHITE proxy card FOR your Board’s nominees as soon as possible.

If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1.877.456.3442 or for international calls + 412.232.3651.

Thank you for your support.

Sincerely,

Michael R. McElwrath

President and CEO

Far East Energy Corporation encourages all stockholders to visit their Web site www.VoteFarEastEnergy.com to learn more about Far East Energy Corporation’s nominees and their plan to build stockholder value.

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Corp. Ltd. (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Bill Conboy/Vice President
CTA Integrated Communications
Bill@ctaintegrated.com
(303) 665-4200